Exhibit 99.1

AMETEK Announces Agreement to Sell Reading Alloys to

Kymera International

BERWYN, PA, January 7, 2020 – AMETEK, Inc. (NYSE: AME) today announced that it has signed a definitive agreement for the sale of its Reading Alloys business to Kymera International, a leading specialty materials company that is owned by affiliates of Palladium Equity Partners, LLC.

Founded in 1953, Reading Alloys is a leading provider of highly engineered materials for mission critical applications in the aerospace, defense, medical and industrial markets. The company’s products include master alloys, thermal barrier coatings and titanium powders.

“As part of our strategic portfolio review process, we have made the decision to divest our Reading Alloys business,” said David A. Zapico, AMETEK Chairman and Chief Executive Officer. “Reading Alloys is well positioned for continued strong growth given its leading market positions and differentiated manufacturing capabilities. We would like to thank the Reading Alloys team for their tremendous contributions to AMETEK and wish them continued success.”

“Reading Alloys is an outstanding company with highly skilled people, excellent products and an end market portfolio that fits in perfectly with our existing business,” commented Barton White, Chief Executive Officer of Kymera International. “The acquisition will allow our two companies to combine strong technical and commercial resources to help fuel future growth of the business.”

Reading Alloys has annual sales of approximately $160 million and is being sold in an all-cash transaction valued at $250 million. The transaction is expected to close in the first quarter of 2020 and is subject to customary closing conditions including applicable regulatory approvals.

About AMETEK

AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annual sales of approximately $5.0 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500.

About Kymera International

Kymera International can trace its roots back to the late 1800’s and today is a market leading specialty materials company focused on non-ferrous powders, granules, and pastes including aluminum, copper, tin and their alloys. The Company sells its technically developed products into a wide array of end markets, including aerospace, additive manufacturing, chemical, specialty auto and numerous industrial applications. Kymera International has manufacturing facilities in the U.S., Australia, Europe, and Asia. Additional information available at www.kymerainternational.com.

Contact:

AMETEK, Inc.

Kevin Coleman, Vice President, Investor Relations

kevin.coleman@ametek.com

Phone: 610.889.5247

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